NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. COMPLETES SALE OF
LANTANA PLACE – RETAIL FOR $57.5 MILLION
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AUSTIN, TX, November 20, 2025 - Stratus Properties Inc. (NASDAQ: STRS) (“Stratus”) today announced that it has completed the previously disclosed sale of its 100% owned, stabilized Lantana Place – Retail project for $57.5 million in cash. The sale generated pre-tax net cash proceeds of approximately $26.9 million, after selling costs and payment of the project loan. The sales price of Lantana Place – Retail is a premium to the gross value presented in Stratus’ net asset value calculation as of December 31, 2024, as reflected in Stratus’ Investor Presentation dated March 28, 2025.

Following the sale, Stratus retains the property planned for The Saint Julia, an approximately 210-unit multi-family development project that is part of Lantana Place. Stratus will also retain remaining entitlements for 160,000 square feet of commercial use on five acres in the Lantana community.

Lantana Place – Retail was part of Stratus’ partially developed, mixed-use Lantana Place project within the Lantana community, located south of Barton Creek in Austin, Texas. Stratus completed construction of the 99,377-square-foot first phase of retail space at Lantana Place in 2018. The anchor tenant, Moviehouse & Eatery, opened in May 2018. Stratus entered into a ground lease with a hotel operator in connection with the operator’s development of an AC Hotel by Marriott, which opened in November 2021.

William H. Armstrong III, Chairman of the Board and Chief Executive Officer of Stratus, said, “The successful sale of Lantana Place – Retail reflects our team’s continued ability to execute on our strategy by unlocking value from our portfolio through disciplined development and timely asset sales. This transaction monetized a key asset at an attractive price, allowing us to fully repay the project loan, enhance our financial position and demonstrate our commitment to maximize shareholder value.”

About Stratus
Stratus Properties Inc. is engaged primarily in the entitlement, development, management, leasing and sale of multi-family and single-family residential and commercial real estate properties in the Austin, Texas area and other select markets in Texas. In addition to its developed properties, Stratus has a development portfolio that consists of approximately 1,500 acres of commercial and residential projects under development or undeveloped land held for future use. Stratus’ commercial real estate portfolio consists of stabilized retail properties or future retail and mixed-use development projects with no commercial office space. Stratus generates revenues and cash flows from the sale of its developed and undeveloped properties, the lease of its retail, mixed-use and multi-family properties and development and asset management fees received from its properties.

CAUTIONARY STATEMENT
This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical fact. The words “anticipate,” “may,” “can,” “plan,” “believe,” “potential,” “estimate,” “expect,” “project,” “target,” “intend,” “likely,” “will,” “should,” “to be” and any similar expressions or statements are intended to identify those assertions as forward-looking statements.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause Stratus’ actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, Stratus’ ability to implement its business strategy successfully, including its ability to develop, construct and sell or lease properties on terms its Board considers acceptable, increases in operating and construction costs, including real estate taxes, maintenance and insurance costs, and the cost of building materials and labor, elevated inflation and interest rates, the effect of changes in tariffs and trade policies, including threatened tariffs, supply chain constraints, defaults by contractors and subcontractors, declines in the market value of Stratus’ assets, market conditions or corporate developments that could preclude, impair or delay any opportunities with respect to plans to sell, recapitalize or refinance properties, a decrease in the demand for real estate in select markets in Texas where Stratus operates, particularly in Austin, changes in economic, market, tax, business and geopolitical conditions, potential U.S. or local economic downturn or recession, Stratus’ ability to obtain various entitlements and permits, changes in laws, regulations or the regulatory environment affecting the development of real estate, and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2024 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, each filed with the U.S. Securities and Exchange Commission.

Investors are cautioned that many of the assumptions upon which Stratus’ forward-looking statements are based are likely to change after the date the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it undertakes no obligation to update any forward-looking statements, which speak only as of the date made, notwithstanding any changes in its assumptions, business plans, actual experience or other changes.

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A copy of this release is available on Stratus’ website, stratusproperties.com.